EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 12, 2014, with respect to the consolidated financial statements of Emtrol LLC and its subsidiary for the years ended December 31, 2013 and 2012 included in the Current Report of CECO Environmental Corp. on Form 8-K/A. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statements of CECO Environmental Corp. on Forms S-3 (File No. 333-130294 and File No. 333-183275) and on Forms S-8 (File No. 333-33270, File No. 333-143527, File No. 333-159948 and File No. 333-200000).

/s/ Kutz & Company, Inc.

Great Neck, New York

January 16, 2015